Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp
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FTC Solar, Inc.
9020 N Capital of Texas Hwy, Suite I-260,
Austin, Texas 78759

RE:	FTC Solar, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to FTC Solar, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the registration of (i) 3,704,785 shares (the “Evergreen Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), available for future issuance pursuant to the FTC Solar, Inc. 2021 Stock Incentive Plan (the “2021 Plan”) and (ii) 5,000,000 shares (the “2017 Shares” and together with the Evergreen Shares, the “Shares”) of Common Stock available for future issuance upon the settlement of restricted stock units and the exercise of options that were previously granted under the FTC Solar, Inc. 2017 Stock Incentive Plan, as amended to date (the “2017 Plan” and together with the 2021 Plan, the “Plans” and each, a “Plan”), and remain outstanding.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

FTC Solar, Inc.
July 1, 2022

(a)	the Plans;

(b)	the Registration Statement in the form to be filed with the Commission on the date hereof;

(c)	an executed copy of a certificate of Jacob D. Wolf, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(d)	a copy of the Company’s Certificate of Incorporation, as in effect as of the date each Plan was adopted, and certified pursuant to the Secretary’s Certificate;

(e)
a copy of the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), certified by the Secretary of State of the State of Delaware as of June 14, 2022, and certified pursuant to the Secretary’s Certificate;

(f)	a copy of the Company’s Bylaws, as in effect as of the date each Plan was adopted, and certified pursuant to the Secretary’s Certificate;

(g)	a copy of the Company’s Amended and Restated Bylaws (the “Amended and Restated Bylaws”), as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;

(h)
a copy of certain resolutions of the Board of Directors of the Company adopted on January 9, 2017, May 9, 2019, July 21, 2020, January 7, 2021 and April 16, 2021, a copy of certain resolutions of the Compensation Committee of the Board of Directors of the Company adopted on January 24, 2022 and a copy of certain resolutions of the stockholders of the Company adopted on January 9, 2017, December 15, 2020, January 11, 2021, April 5, 2021, April 14, 2021 and April 16, 2021, each as certified pursuant to the Secretary’s Certificate;

(i)	a certificate, dated July 1, 2022, from the Secretary of State of the State of Delaware, with respect to the Company’s existence and good standing in the State of Delaware;

(j)	a specimen certificate representing the Common Stock; and

(k)	the forms of award agreements under each Plan.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

FTC Solar, Inc.
July 1, 2022

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when awarded by the Board of Directors of the Company or a duly authorized committee thereof and issued and paid for in accordance with the terms of the applicable Plan and the applicable award agreements under the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

In rendering the opinion stated herein, we have assumed that (i) an appropriate account statement evidencing the Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent; (ii) the issuance of the Shares will be properly recorded in the books and records of the Company; (iii) each award agreement pursuant to which rights to acquire Evergreen Shares or other awards are granted pursuant to the 2021 Plan will be consistent with the 2021 Plan and will be duly authorized, executed and delivered by the parties thereto; (iv) the consideration received by the Company for each of the Shares delivered pursuant to the Plans shall not be less than the $0.0001 per share; and (v) the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Company’s Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws).

FTC Solar, Inc.
July 1, 2022

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

ALN